Exhibit 99.1

July 28, 2017

Western Uranium Corporation Announces Resignation of Michael Skutezky as Independent Chairman and the Appointment of Russell Fryer as Executive Chairman

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) announces that Michael Skutezky resigned as Independent Chairman for personal reasons, on July 27, 2017, effective immediately. Further, Mr. Skutezky has relinquished his roles as a Director, member of the audit committee and as a Director of Western subsidiaries and affiliates. Consequently, Russell Fryer, Director, has been named Executive Chairman, in addition to his current Director role.

“The Board appreciates Mike’s leadership as the Company has continued to advance and expand its resources and technology capabilities in the midst of difficult commodity markets. We understand and support his decision to step down, and wish him the very best in his future endeavors” said George Glasier, President and CEO.

Western is fortunate to have a talented board, and we are pleased that Russell Fryer has agreed to accept the Executive Chairman role,” Mr. Glasier added. This is an opportunity for Russell to take a larger leadership role in Western as he has been a board member since day one and has historically contributed significant capital markets expertise.

Russell Fryer has 26 years of experience in developed and developing markets focusing on mining and natural resources companies. With a background in engineering, Mr. Fryer has advised mining companies in pre-production and production stages of mineral output. Throughout his career, Mr. Fryer has also worked with investment banking firms such as Robert Fleming, HSBC and Deutsche Bank and invested in over 75 mining companies. As a South African national, Mr. Fryer was educated in the mining trade across Africa before the investment banks pulled him first to Europe and then North America, providing a global mining perspective across the commodity spectrum.

“I wish to personally thank Mike Skutezky for his wisdom and guidance over the last three years. Despite the uranium sector being in a tough valuation market, Western is focused on several unique opportunities in the sector including preparation for near-term production by advancing ablation mining technology. We have now seen increased interest from utilities in securing long term uranium contracts. In addition, the value of the Company’s vanadium assets continues to increase as the vanadium price moves higher, which is currently at $7.30 per pound", said Russell Fryer.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States and development and application of ablation mining technology.

FORWARD LOOKING STATEMENTS AND CAUTIONARY NOTE

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125

gglasier@western-uranium.com

Russell Fryer

Executive Chairman

Office: 203-340-5633

rfryer@western-uranium.com